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                                                                    EXHIBIT 99.1

*LL&E-ROYALTY TRUST

LL&E ROYALTY TRUST ANNOUNCES TRUST INCOME FOR JUNE 2005

LL&E ROYALTY TRUST

JPMORGAN CHASE BANK, N.A. - TRUSTEE                   NEWS
____________________________________________________RELEASE_____________________

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS (May 27, 2005) -- LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today the Trust income distribution for the month of June 2005. This distribution represents amounts payable to the Trust with respect to production for the month of March 2005. Unit holders of record on June 6, 2005 will receive a distribution of $931,634 or approximately $.049056 per Unit payable on June 15, 2005.

The Working Interest Owner ("Owner"), under the terms of the Trust Conveyance, is permitted to escrow funds up to 125% of the estimated future costs such as dismantlement costs and capital expenditures for the properties in which the Trust has an interest (Special Cost Escrow). According to the most recent reserve report, estimated dismantlement costs are $16.6 million for Jay Field property, $1.0 million for South Pass 89 property and $1.4 million for Offshore Louisiana property. The Owner has informed the Trustee that it has elected not to escrow any additional funds at this time. However, the Owner intends to continue to monitor each of the properties in which the Trust has an interest for possible changes in relevant factors, which may warrant a need for additional escrow. To date, the amounts escrowed for future dismantlement costs total approximately $4.5 million for Jay Field property, $2.6 million for South Pass 89 property and $3.0 million for the Offshore Louisiana property. The amounts escrowed on the South Pass 89 and Offshore Louisiana properties exceed 125% of the estimated future dismantlement costs by approximately $1.35 million and $1.25 million respectively. The Trust Conveyance permits, but does not require, the Owner to release the excess escrowed funds, and the Owner has informed the Trustee that it does not intend to release any portion of the escrowed funds at this time.

Gross Proceeds prior to deductions for Production Costs for the month of March 2005 by property are as follows: $2,800,421 for Jay Field property, $114,254 for South Pass 89 property, and $653,541 for Offshore Louisiana property.

Production Costs for the month of March 2005 by property are as follows:
$1,869,670 for Jay Field property, $14,354 for South Pass 89 property and $132,421 for Offshore Louisiana property.

There was no deduction made for the Special Cost Escrow in March 2005. Fee Lands Royalties for the month of March 2005 totaled $25,139. Trust related expenses for the month of March 2005 totaled $72,839.

The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust's interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.


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The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, timing and extent of capital expenditures. In addition, the amount of future distributions will depend on the amounts escrowed by the Working Interest Owner as described above.

The Trust income distribution announcement for the month of July will be made on or about June 24, 2005.



CONTACT:   LL&E ROYALTY TRUST
           JPMORGAN CHASE BANK, N.A., AS TRUSTEE
           MIKE ULRICH
           (800) 852-1422
           www.businesswire.com/cnn/lrt.htm